SCHEDULE 14A INFORMATION

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PPL Corporation
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PPL Corporation

Notice of Annual Meeting April 26, 2002 and Proxy Statement

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of PPL Corporation (“PPL” or “the Company”) will be held at Lehigh University’s Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 26, 2002, at 10:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the meeting or any adjournments thereof:

1.	The election of two directors for a term of three years.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2002.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

After reading the Proxy Statement, please follow the instructions on the enclosed Proxy for voting over the Internet, by telephone or returning your Proxy marked, signed and dated as soon as possible to assure your representation at the meeting. Only Shareowners of record at the close of business on Thursday, February 28, 2002, will be entitled to vote at the Annual Meeting or any adjournments thereof. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.

By Order of the Board of Directors.

Robert J. Grey
Secretary
March 21, 2002

Proxy Statement

The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 21, 2002.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has established Thursday, February 28, 2002, as the record date for Shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. The Articles of PPL divide the Company’s voting stock into two classes: Common and Preferred. There were no shares of Preferred Stock outstanding on the Record Date. A total of 146,729,190 shares of Common Stock was outstanding on the Record Date. Each outstanding share of Common Stock entitles the holder to one vote upon any business properly presented to the Annual Meeting.

As of February 15, 2002, there are no entities known by the Company to own more than five percent of any class of stock entitled to vote at the Annual Meeting.

Execution of the Proxy will not affect a Shareowner’s right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, and FOR the ratification of the appointment of independent accountants. Abstentions and broker non-votes are not counted as either “yes” or “no” votes.

Full and fractional shares held by the Company for each participant in the Dividend Reinvestment Plan will be voted by PPL Services Corporation, as the registered owner of such shares, in the same manner as shares held of record by that participant are voted. If a participant owns no shares of record, full and fractional shares credited to that participant’s account will be voted in accordance with the participant’s instructions on the Proxy. Shares held in the Dividend Reinvestment Plan will not be voted if Proxies are not returned.

To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

Regarding Proposal 1 (the Election of Directors), the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number beside that person’s name in the list of nominees in the box provided to the right of such list on the accompanying Proxy or by following the instructions if voting over the Internet or by telephone. In order to be approved, Proposal 2 (the Ratification of the Appointment of Independent Accountants) must receive a majority of the votes cast, in person or by proxy, by the Shareowners voting as a single class.

PROPOSAL 1: ELECTION OF DIRECTORS

PPL has a classified Board of Directors, currently consisting of ten directors divided into three classes. These classes consist of three directors whose terms will expire at the 2002 Annual Meeting, four directors whose terms will expire at the 2003 Annual Meeting, and three directors whose terms will expire at the 2004 Annual Meeting.

The nominees this year are Frederick M. Bernthal and John R. Biggar. The nominees are currently serving as directors. Dr. Bernthal was elected by the Shareowners at the 1999 Annual Meeting and Mr. Biggar was elected by the Board of Directors effective October 1, 2001. If elected by the Shareowners, Dr. Bernthal and Mr. Biggar would serve until the 2005 Annual Meeting and until their successors are elected and qualified. Following the election of these two nominees and the retirement of two directors as discussed below, there will be eight members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the

2003 Annual Meeting, three directors whose terms would expire at the 2004 Annual Meeting, and two directors whose terms would expire at the 2005 Annual Meeting.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors
recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

FREDERICK M. BERNTHAL, 59, is President of Universities Research Association (“URA”), Washington, D.C., a position he has held since 1994. URA is a consortium of 90 leading research universities engaged in the construction and operation of major research facilities. URA is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit Committee. He has been a director since 1997.

JOHN R. BIGGAR, 57, is Executive Vice President and Chief Financial Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, and as a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC. Mr. Biggar earned a Bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University, and joined the Company in 1969. Before being named to his current position in 2001, Mr. Biggar served as Senior Vice President and Chief Financial Officer as well as Vice President-Finance. He is a member of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Biggar has been a director since 2001.

DIRECTORS CONTINUING IN OFFICE:

JOHN W. CONWAY, 56, is Chairman of the Board, President and Chief Executive Officer of Crown, Cork & Seal Company, Inc., Philadelphia, Pa., a position he has held since February 2001. Prior to that time, he served as President and Chief Operating Officer. Crown, Cork & Seal is a leading international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown, Cork & Seal in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past-Chairman of the Can Manufacturers Institute and is a director of Crown, Cork & Seal and West Pharmaceutical Services. He received his B.A. in Economics from the University of Virginia and his law degree from the Columbia University Law School. He is a member of the Compensation and Corporate Governance Committee. He has been a director since 2000; his term ends in 2003.

E. ALLEN DEAVER, 66, retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., Lancaster, Pa. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering. He is a director of the Geisinger Health System. Mr. Deaver, chair of the Compensation and Corporate Governance Committee and a member of the Executive and Finance Committees, has been a director since 1991; his term ends in 2003.

WILLIAM F. HECHT, 59, is Chairman, President and Chief Executive Officer of PPL Corporation. He also serves as a director of PPL Electric Utilities Corporation, a subsidiary of PPL Corporation. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PPL in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present position in February 1995. Mr. Hecht is a director of Dentsply International, Inc. and RenaissanceRe Holdings Ltd., serves as a Manager of PPL Energy Supply, LLC, and serves on the board of a number of civic and charitable organizations. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Hecht has been a director since 1990; his term ends in 2004.

STUART HEYDT, 62, retired in 2000 as Chief Executive Officer of the Geisinger Health System. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Wilkes University. He is chair of the Audit Committee and a member of the Compensation and Corporate Governance and Executive Committees. Dr. Heydt has been a director since 1991; his term ends in 2004.

W. KEITH SMITH, 67, served as Vice Chairman of Mellon Financial Corp. and Senior Vice Chairman of Mellon Bank, N.A., Pittsburgh, Pa., as well as a director of both organizations, until his retirement in December 1998. Mr. Smith also is a director of Dentsply International, Inc. He currently serves on the board of Allegheny General Hospital, Invesmart, Inc., Baytree Bancorp., Inc., Baytree National Bank and Trust Co. and several not-for-profit boards. Mr. Smith received a Bachelor of Commerce degree from the University of Saskatchewan and his M.B.A. from the University of Western Ontario, Graduate School of Business Administration. He is a member of the Finance and Audit Committees. Mr. Smith has been a director since 2000; his term ends in 2004.

SUSAN M. STALNECKER, 49, is Vice President-Finance and Treasurer of E. I. du Pont de Nemours and Company, Wilmington, De., a position she has held since 1998. DuPont delivers science-based solutions for markets that make a difference in people’s lives in food and nutrition; healthcare; apparel; home and construction; electronics; and transportation. Ms. Stalnecker serves on the board of Elwyn, Inc., the Annual Fund Executive Committee of Duke University, and the Board of Trustees of the Delaware Art Museum. Ms. Stalnecker received a bachelor’s degree from Duke University and her M.B.A. from the Wharton School of Graduate Business at the University of Pennsylvania. She is a member of the Finance Committee. She has been a director since December 2001; her term ends in 2003.

DIRECTORS RETIRING AS OF THE ANNUAL MEETING:

WILLIAM J. FLOOD, 66, is Secretary-Treasurer of Highway Equipment & Supply Co. (“HESCO”), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and general contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Geisinger Health System, Hescorp, Inc., PNC Bank (Northeast PA) and First Florida Bank. A director since 1990, Mr. Flood is a member of the Audit, Executive and Nuclear Oversight Committees.

ELMER D. GATES, 72, retired in 1999 as Vice Chairman of Fuller Company, Bethlehem, Pa. He has a B.S. in Mechanical Engineering from Clarkson College. Mr. Gates is a former director of Ambassador Bank, Chairman of the Board of Paragon Technologies, Inc. and Embassy Bank for the Lehigh Valley, a director of the Lehigh Valley Economic Development Corporation and president of the Lehigh Valley Partnership. A director since 1989, Mr. Gates is chair of the Finance Committee and a member of the Compensation and Corporate Governance, Executive and Nuclear Oversight Committees.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

The Board of Directors held ten meetings during 2001. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 2001 was 96%.

Compensation of Directors

Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $67,000 per year, of which a minimum of $43,000 (“Mandatory Deferral”) is allocated to a deferred stock account under the Directors Deferred Compensation Plan (“DDCP”). Each director also receives a fee of $1,500 for attending Board of Directors meetings, Committee meetings and other meetings at the Company’s request, and a fee of $200 for participating in meetings held by telephone conference call.

Non-employee directors may elect pursuant to the DDCP to defer all or any part of the fees and any retainer that is not part of the Mandatory Deferral. Under this Plan, these directors can defer compensation other than the Mandatory Deferral into a deferred cash account or stock account. Payment of these amounts and accrued interest or dividends is deferred until after the directors’ retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director’s deferred stock account. As with the DDCP benefits, this additional deferred stock together with accrued dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Certain Transactions Involving Directors or Executive Officers

The SEC requires disclosure of certain business transactions or relationships between the Company or its subsidiaries, and other organizations with which any of the Company’s directors or executive officers are affiliated as an owner, partner, director, or executive officer.

From time to time, when it has been appropriate and reasonable, the Company and its subsidiaries have engaged in transactions with, or have used products or services of, organizations with which the Company’s directors or executive officers are affiliated. It is expected that the Company will continue to do so.

During 2001, PPL Electric Utilities Corporation (“PPL Electric”), a subsidiary of the Company, paid Highway Equipment & Supply Co. (“HESCO”) $90,136 for certain equipment and materials. Mr. William J. Flood is Secretary-Treasurer and a principal owner of HESCO and serves as a director of the Company.

Stock Ownership

All directors and executive officers as a group own less than 1% of PPL’s Common Stock. The following table sets forth certain ownership of the Company’s stock as of January 2, 2002, unless otherwise noted:

Name	Shares of Common Stock Owned[1]
F. M. Bernthal	10,444
J. R. Biggar	58,978
P. T. Champagne	85,108
J. W. Conway	4,059
E. A. Deaver	17,192
L. E. De Simone	89,703
W. J. Flood	12,828
E. D. Gates	26,292
R. J. Grey	62,549
W. F. Hecht	458,151
S. Heydt	14,292
F. A. Long	198,939	[2]
W. K. Smith	5,153
S. M. Stalnecker	189
All 19 executive officers and directors as a group	1,213,374

[1]
The number of shares owned includes: (i) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (ii) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (iii) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; (iv) with respect to executive officers, shares held for their benefit by the Trustee under the Employee Stock Ownership Plan (“ESOP”) and shares which may be acquired within 60 days upon the exercise of stock options granted under the Company’s Incentive Compensation Plan; (v) with respect to non-employee directors, shares credited to their deferred stock account under the DDCP, as follows: Dr. Bernthal, 10,444, Mr. Conway, 2,995 shares, Mr. Deaver, 13,779 shares, Mr. Flood, 4,492 shares, Mr. Gates, 16,393 shares, Dr. Heydt, 11,276 shares, Mr. Smith, 3,153 shares and Ms. Stalnecker, 76 shares; and (vi) with respect to non-employee directors, additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver, 1,887 shares, Mr. Flood, 2,238 shares, Mr. Gates, 2,988 shares, and Dr. Heydt, 1,406 shares. These directors do not have voting or dispositive power over the shares credited to their deferred stock accounts.

[2]	Mr. Long, a former Director and Executive Vice President of the Company, retired on September 30, 2001. The number of shares reflects ownership as of that date.

Board Committees

The Board of Directors has five standing committees—the Executive, Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees. Each non-employee director usually serves on one or more of these committees. The Compensation and Corporate Governance, Finance, Nuclear Oversight and Audit Committees are composed entirely of non-employee directors.

Executive Committee.    During the periods between Board meetings, the Executive Committee exercises all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of the Company met five times in 2001. The members of the Executive Committee are Mr. Hecht (chair), Dr. Heydt and Messrs. Deaver, Flood and Gates.

Compensation and Corporate Governance Committee.    The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company and its subsidiaries, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management’s succession planning. Another principal Committee function is to develop and review criteria for the qualifications of Board members, to establish and administer programs for evaluating the performance of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. This committee met four times in 2001. The members of the Compensation and Corporate Governance Committee are Mr. Deaver (chair), Messrs. Conway and Gates and Dr. Heydt.

Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 2003 Annual Meeting must be received by seventy-five days prior to the 2003 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

Finance Committee.    The principal functions of the Finance Committee are to approve specific Company financings and corporate financial policies; to review the Company’s annual capital and operating budgets, financing plans and overall financial strategy; and to review the activities of the unregulated subsidiaries of the Company. The Finance Committee met seven times in 2001. The members of the Finance Committee are Mr. Gates (chair), Messrs. Deaver and Smith and Ms. Stalnecker.

Nuclear Oversight Committee.    The principal functions of the Nuclear Oversight Committee are to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the Company’s nuclear function, to advise Company management on nuclear matters, and to provide advice and recommendations to the Board of Directors concerning the future direction of the Company and management performance related to the nuclear function. The Nuclear Oversight Committee met three times in 2001. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), and Messrs. Flood and Gates.

Audit Committee.    The primary function of the Audit Committee is to assist the Company’s Board of Directors in the oversight of management’s responsibilities related to the Company’s internal control process and financial reporting. The internal control process is designed to provide reasonable assurance regarding the achievement of the Company’s objectives in the areas of efficiency and effectiveness of operations, reliability of financial reporting, and compliance with laws, regulations and standards of integrity. The Audit Committee has a Charter, included as Schedule A to this Proxy Statement, that specifies its responsibilities. The Audit Committee reassesses the overall adequacy of the Charter on an annual basis. This committee met four times in 2001. The members of the Audit Committee meet the independence and other requirements of the New York Stock Exchange. The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, and Messrs. Flood and Smith.

REPORT OF THE AUDIT COMMITTEE

Company management is responsible for the preparation, integrity and objectivity of the financial statements and establishing effective internal controls. PricewaterhouseCoopers LLP, the Company’s independent auditor, is responsible for performing and reporting upon their independent audit of the financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee this process. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditor.

The Audit Committee has also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letter from its independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of such independent auditor. The independent auditor is ultimately accountable to the Audit Committee and the Board of Directors, which have the authority to select, evaluate and, where appropriate, replace the independent auditor, subject to ratification by the shareowners.

The Audit Committee meets periodically with the internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is attached to this Proxy Statement as Schedule A. The Audit Committee’s on-going procedures and practices are in alignment with the requirements of the Securities and Exchange Commission and the New York Stock Exchange applicable to corporate audit committees.

Th	e Audit Committee

Dr. Stuart Heydt, Chair
Dr. Frederick M. Bernthal
Mr. William J. Flood
Mr. W. Keith Smith

Retirement Plans for Executive Officers

PPL officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement from a PPL affiliated company which is their employer and is a sponsor of the PPL Retirement Plan and the SERP. The following table shows the estimated annual retirement benefits for executive officers payable under these Plans for officers hired before January 1, 1998:

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired Before 1/1/98

	Years of Service
Five-Year Average Annual Compensation	15 Years	20 Years	25 Years	30 Years
$300,000	101,580	142,080	157,080	172,080
350,000	121,830	169,080	186,580	204,080
400,000	142,080	196,080	216,080	236,080
450,000	162,330	223,080	245,580	268,080
500,000	182,580	250,080	275,080	300,080
550,000	202,830	277,080	304,580	332,080
600,000	223,080	304,080	334,080	364,080
650,000	243,330	331,080	363,580	396,080
700,000	263,580	358,080	393,080	428,080
750,000	283,830	385,080	422,580	460,080
800,000	304,080	412,080	452,080	492,080
850,000	324,330	439,080	481,580	524,080
900,000	344,580	466,080	511,080	556,080
950,000	364,830	493,080	540,580	588,080
1,000,000	385,080	520,080	570,080	620,080
1,050,000	405,330	547,080	599,580	652,080
1,100,000	425,580	574,080	629,080	684,080
1,150,000	445,830	601,080	658,580	716,080
1,200,000	466,080	628,080	688,080	748,080
1,250,000	486,330	655,080	717,580	780,080

Benefits under the Retirement Plan are calculated by determining the greater of two formulas. One formula uses average compensation for the highest 60 consecutive months in the final 120 months of employment, and the other formula uses a fixed percentage of actual compensation for each year of service, added up over all years of service. Benefits under the SERP are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred under the PPL Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1999, 2000 and 2001; Mr. Long deferred $31,200 for 1999 and 2000 and $24,000 for 2001; Mr. Grey deferred $20,020 for 2001 and Mr. Champagne deferred $25,500 in 1999, $78,000 in 2000 and $220,699 in 2001.) For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits and the maximum Social Security benefit payable at 65; and are reduced for retirement prior to age 60.

As of January 1, 2002, the years of credited service under the Retirement Plan for Messrs. Hecht, Biggar,  De Simone, Long, Grey and Champagne were 31.8, 32.25, 3.2, 34.4, 6.7 and 13.6, respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. De Simone who is entitled to 10 years of additional credited service, and Mr. Grey who is entitled to 15.4 years of additional credited service).

For officers hired on or after January 1, 1998, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30.

The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

Estimated Annual Retirement Benefits
at Normal Retirement Age of 65
Officers Hired On or After 1/1/98

	Years of Service
Five-Year Average Annual Compensation	15 Years	20 Years	25 Years	30 Years
$300,000	90,000	120,000	142,500	165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000
750,000	225,000	300,000	356,250	412,500
800,000	240,000	320,000	380,000	440,000
850,000	255,000	340,000	403,750	467,500
900,000	270,000	360,000	427,500	495,000
950,000	285,000	380,000	451,250	522,500
1,000,000	300,000	400,000	475,000	550,000
1,050,000	315,000	420,000	498,750	577,500
1,100,000	330,000	440,000	522,500	605,000
1,150,000	345,000	460,000	546,250	632,500
1,200,000	360,000	480,000	570,000	660,000
1,250,000	375,000	500,000	593,750	687,500

For existing officers, as of January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for the Chief Executive Officer and the next five most highly compensated executives (“Named Executive Officers”) for the last three fiscal years, for service for PPL and its subsidiaries. Messrs. Hecht, Biggar and Long5 also served as directors but received no separate remuneration in that capacity.

	Annual Compensation				Long-Term Compensation

Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Restricted Stock Award[3] ($)	Options (#)	All Other Compensation[4] ($)

William F. Hecht Chairman, President and Chief Executive Officer	2001 2000 1999	946,921 788,270 689,178	250,560 571,170 448,630	0 0 0	308,409 308,740 258,263	209,440 422,960 155,550	6,824 5,050 5,826
	Annual Compensation				Long-Term Compensation

Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Restricted Stock Award[3] ($)	Options (#)	All Other Compensation[4] ($)

John R. Biggar Executive Vice President and Chief Financial Officer	2001 2000 1999	399,231 358,077 259,082	91,432 173,520 114,080	0 800 1,000	104,030 105,497 71,888	47,720 70,690 19,060	6,001 4,338 4,764

Lawrence E. De Simone Executive Vice President-Supply	2001 2000 1999	335,579 288,848 229,923	143,448 109,040 93,794	7,500 0 0	101,354 687,978 63,678	38,440 62,540 3,620	5,298 5,265 3,600
	Annual Compensation				Long-Term Compensation

Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Restricted Stock Award[3] ($)	Options (#)	All Other Compensation[4] ($)

Frank A. Long[5] Executive Vice President	2001 2000 1999	453,448 514,041 464,651	0 310,288 248,357	110,715 0 0	0 176,115 150,209	109,230 210,730 63,670	6,858 5,037 5,869

Robert J. Grey Senior Vice President, General Counsel and Secretary	2001 2000 1999	307,002 306,713 291,796	53,980 146,255 119,136	0 0 0	69,911 89,995 80,763	40,690 79,400 27,010	5,326 3,786 3,894

Paul T. Champagne President-PPL EnergyPlus	2001 2000 1999	356,539 317,310 214,713	89,422 181,888 208,900	1,846 0 0	85,298 718,171 77,434	42,420 67,980 18,230	4,072 0 0

[1]	Salary and bonus data include deferred compensation.
[2]	Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by Mr. Biggar for serving as a director of Safe Harbor Water Power Corporation, an affiliate of PPL.
[3]
The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2001, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht—25,970 shares ($905,055); Mr. Biggar—7,300 shares ($254,405); Mr. De Simone—35,240 shares ($1,228,114); Mr. Long[5]—15,130 shares ($527,281); Mr. Grey—8,060 shares ($280,891); and Mr. Champagne—37,600 shares ($1,310,360). These year-end data do not include awards made in January 2002 for 2001 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for 30,000 shares held each by Mr. De Simone and Mr. Champagne that are restricted until October 4, 2007 for Mr. De Simone and May 23, 2018 for Mr. Champagne under their respective stock compensation agreements discussed below.

[4]	Includes Company contributions to the Officers’ Deferred Savings Plan and the ESOP accounts.
[5]	Mr. Long retired on September 30, 2001.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options granted to the Named Executive Officers during 2001.

		Individual Grants[1]			Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2001	Exercise or Base Price	Expiration Date	Grant Date[2] Present Value
W. F. Hecht	209,440	22.7%	$43.1562	1/24/2011	$1,975,019
J. R. Biggar	47,720	5.1	43.1562	1/24/2011	450,000
L. E. De Simone	38,440	4.1	43.1562	1/24/2011	362,489
F. A. Long	109,230	11.8	43.1562	1/24/2011	1,030,039
R. J. Grey	40,690	4.4	43.1562	1/24/2011	383,707
P. T. Champagne	42,420	4.6	43.1562	1/24/2011	400,021

[1]	Exercisable in three equal annual installments beginning January 25, 2002.
[2]
Values indicated are an estimate based on a modified Binomial option pricing model. Although executives risk forfeiting these options under certain circumstances, these risks are not factored into the calculated values. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the modified Binomial option pricing model.

Assumptions used for the modified Binomial model are as follows:

Risk-free interest rate	5.74%
Volatility	30.04%
Dividend yield	4.78%
Time of exercise	10 ye	ars

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes information for the Named Executive Officers concerning exercises of stock options during 2001 and the number and value of all unexercised stock options as of December 31, 2001.

	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the Money Options at December 31, 2001
Name			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
W. F. Hecht	140,987	3,217,576	103,700	543,263	866,538	3,971,325
J. R. Biggar	36,271	710,211	0	101,199	0	644,400
L. E. De Simone	0	0	23,260	81,340	281,741	533,229
F. A. Long	0	0	42,447	270,939	354,696	1,940,092
R. J. Grey	35,470	774,946	0	102,626	0	739,408
P. T. Champagne	34,813	638,482	0	93,817	0	619,433

Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grants and $35.20, the average of the high and low price of PPL common stock on December 31, 2001.

CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into agreements with each of the Named Executive Officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of the Company (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by the Company, or any prior severance agreement.

Each of the agreements continues in effect until December 31, 2002, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, the Company would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional thirty-six months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, the Company would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.

In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan lapses.

STOCK COMPENSATION AGREEMENTS

PPL has executed agreements with Messrs. Champagne and De Simone granting each of them 30,000 shares of restricted PPL common stock. The restriction period will lapse on October 4, 2007 for Mr. De Simone and on May 23, 2018 for Mr. Champagne. In the event of death or disability, the restriction period on a prorated portion of these shares will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not “for cause.” In the event Mr. Champagne is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to May 23, 2018, all shares of this restricted stock will be forfeited. In the event Mr.  De Simone is terminated “for cause,” or he terminates his employment with all PPL affiliated companies prior to October 4, 2007, all shares of this restricted stock will be forfeited. Mr. De Simone also has a provision in his agreement which provides a benefit to supplement the benefit payable to him under the SERP. This provision refers to the SERP to determine a theoretical SERP benefit after 30 years of service, and then subtracts the actual SERP benefit payable at retirement to yield a benefit amount under this agreement. The benefit is payable at the same time and in the same form as the SERP benefit, but is forfeited if the restricted stock is forfeited.

REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEE REGARDING EXECUTIVE COMPENSATION

GENERALLY

The Compensation and Corporate Governance Committee of the Board of Directors of PPL Corporation (the “Company”) establishes compensation and benefit practices for the executive officers of the Company. This Committee is comprised entirely of independent outside directors. For 2001, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other executive officers who are listed in the Summary Compensation Table on page 10 (“executive officers”)1.

[1]
During 2001, Mr. De Simone served as the President of PPL EnergyPlus, LLC through September 30, 2001, before becoming Executive Vice President-Supply of PPL Corporation. Mr. Champagne served as the President of PPL Global, LLC through September 30, 2001, and as the President of PPL EnergyPlus, LLC thereafter.

COMPENSATION PHILOSOPHY

During 2001, the Company had in place two major components of executive compensation for the executive officers—base salary and incentive compensation. Base salaries reflect the value of the various Company executive positions relative to similar positions—both within the Company and in other companies—and individual executive performance. The incentive compensation component is designed with the objective of placing a large portion of executive compensation “at risk.” The incentive component, which is comprised of cash, restricted stock and stock options, is designed to incent and reward executive officers for annual corporate financial and operational performance, the achievement of certain corporate initiatives, and long-term enhancement of shareowner value. The following is a description of the 2001 executive officer base salaries established, and incentive compensation awarded, by the Committee pursuant to the Company’s Short-Term Incentive Plan and Incentive Compensation Plan.

BASE SALARIES

In general, the Committee’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies provided by independent, nationally recognized compensation consultants. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary for that executive officer.

The Committee reviewed salary ranges for the executive officers by comparing these salary levels with levels at companies of comparable size to the Company in the energy industry and in general industry. Base salary market comparisons were made against the 50th percentile salaries of the comparison companies.

After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salaries and performance of each of the executive officers. The Committee solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other executive officers. In the case of the Chief Executive Officer, the Committee considered the directors’ individual appraisals of his performance in determining his salary. Using this information, the Committee made appropriate salary adjustments for the Chief Executive Officer and the executive officers, effective as of January 1, 2001.

INCENTIVE AWARDS

Cash Incentive Awards

Cash incentive awards are made to executive officers for the achievement of specific, independent goals established for each calendar year. For 2001, the following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—75%; Executive Vice Presidents—65%; and Senior Vice President and Presidents of principal operating subsidiaries—50%.

Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for the year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

The goal categories for 2001 included specific financial and operational measures for the Company and its subsidiaries designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories are allocated 60% to the Company’s earnings per share and enhanced shareowner value, and 40% to the financial and operational performance of the Company’s principal operating subsidiaries. In the case of Messrs. De Simone and Champagne, more weight was given to the performance of the particular operating subsidiary for which they were the President during a portion of 2001.

When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2001 performance. In the case of Messrs. De Simone and Champagne, their weightings were adjusted on a pro-rata basis to reflect the respective positions they held during the year.

Restricted Stock Incentive Awards

Restricted Company stock also is made available to the executive officers based on the achievement of strategic objectives designed to enable the Company to continue to provide value to its shareowners. Goals were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including implementation of actions to realize the market potential of the unregulated businesses and the creation of a world class workforce to enhance the Company’s competitive position in the global marketplace. Annual awards are based on the achievement of these goals. The following award targets as a percentage of base salary were established for each executive officer: Chief Executive Officer—50%; Executive Vice Presidents—40%; and Senior Vice President and Presidents of principal operating subsidiaries—35%.

Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of stock award encourages executive officers to continue their service at the Company. This program also encourages increased stock ownership on the part of the executives and aligns the interests of management and shareowners.

Stock Option Incentive Awards

The Committee may grant the executive officers options to purchase shares of the Company’s common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage the option holders to remain employees of the Company. As with the cash and restricted stock awards discussed above, the stock option grants varied by accountability level based on award targets. Based on its review of market compensation data, the Committee in 2001 increased the level of option grants to the executive officers to further align the interests of the executive officers and shareowners.

*    *    *    *    *    *

Based on its review of the incentive goals achieved for 2001, the Committee in January 2002 made the following incentive cash and restricted stock awards:

Name and Position	Performance Attained	Cash Bonus	Performance Attained	Shares of Restricted Stock

William F. Hecht—Chairman, President and Chief Executive Officer	35.2%	$250,560	65%	9,220

John R. Biggar—Executive Vice President and Chief Financial Officer	35.2%	$91,432	65%	3,110

Frank A. Long—Executive Vice President[1]	n/a	n/a	n/a	n/a

Lawrence E. De Simone— Executive Vice President-Supply[2]	56.6%	$143,448	65%	3,030

Paul T. Champagne—President—PPL EnergyPlus, LLC[3]	47.7%	$89,422	65%	2,550

Robert J. Grey—Senior Vice President, General Counsel and Secretary	35.2%	$53,980	65%	2,090

[1]	Mr. Long retired on September 30, 2001 and was not eligible for awards.
[2]	Mr. De Simone’s award was based partially on separate goals related to his position as President of PPL EnergyPlus, LLC for a portion of the year.
[3]	Mr. Champagne’s award was based partially on separate goals related to his positions as President of PPL Global, LLC and PPL EnergyPlus, LLC, respectively, for a portion of the year.

Finally, the Committee made the following non-qualified stock option awards in January 2001 under the Incentive Compensation Plan: Mr. Hecht—209,440 options; Mr. Biggar—47,720 options; Mr. De Simone—38,440 options; Mr. Long—109,230 options; Mr. Grey—40,690 options; and Mr. Champagne—42,420 options.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

In establishing Mr. Hecht’s 2001 salary, the Committee reviewed the salaries of the chief executive officers of the comparison companies referenced above. As a result of this review and directors’ appraisals of Mr. Hecht’s performance, the Committee set his salary at $950,000, effective January 1, 2001.

Based on the Company’s performance on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 26.49% of his salary. Based on the Company’s performance on the strategic goals discussed above, Mr. Hecht received a restricted stock award equal to approximately 33.3% of his salary. In addition, Mr. Hecht was granted stock options in 2001, as described above.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Performance-based compensation in excess of $1,000,000 is deductible if certain criteria are met, including shareowner approval of applicable plans. In this regard, the Company’s Incentive Compensation Plan enables the Company to make stock option awards under that Plan that are deductible under Section 162(m); similarly, the Company’s Short-Term Incentive Plan enables the Company to make cash awards to officers that are deductible under Section 162(m). The Committee will continue to seek ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise the Company’s ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Th	e Compensation and Corporate
Go	vernance Committee

E. Allen Deaver, Chair
John W. Conway
Elmer D. Gates
Stuart Heydt

STOCK PERFORMANCE GRAPH

The following graph depicts the performance of the Company’s common stock over the past five years. For comparison purposes, two other indices are also shown. The Standard & Poor’s 500 Index provides some indication of the performance of the overall stock market, and the EEI Index of Investor-owned Electric Utilities reflects the performance of electric utility stocks generally. The EEI Index is a comprehensive, widely recognized industry index that includes approximately 70 investor-owned domestic electric utility companies.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
PPL Corporation	100.00	112.44	138.26	117.88	241.59	191.32
S&P 500 Index	100.00	133.36	171.48	207.56	188.66	166.24
EEI Index of Investor-owned Electric Utilities	100.00	127.37	145.06	118.08	174.72	159.37

*	Assumes investing $100 on 12/31/96 and reinvesting dividends in PPL common stock, S&P 500 Index, and EEI Index of Investor-owned Electric Utilities.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee, which is composed of directors who are not employees of the Company or its affiliates, the Board of Directors of the Company appointed PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 2002, for PPL and its subsidiaries.

FEES TO INDEPENDENT AUDITORS

Audit Fees

The aggregate fees paid to PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year were $1,525,000.

Financial Information Systems Design and Implementation Fees

The aggregate fees paid to PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were $1,653,000.

All Other Fees

The aggregate fees paid to PricewaterhouseCoopers LLP for services rendered to the Company other than the Audit Fees and the Financial Information Systems Design and Implementation Fees for the fiscal year ended December 31, 2001 were $3,029,000.

*    *    *    *    *    *

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they want to do so, and they will also be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the Shareowners on the appointment of PricewaterhouseCoopers LLP. If the Shareowners do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

MISCELLANEOUS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person, over the Internet, by telephone, telegraph or facsimile. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 2003 ANNUAL MEETING

To be included in the Proxy material for the 2003 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a Shareowner must be received by the Secretary no later than November 21, 2002. To be properly brought before the Annual Meeting, any proposal must be received by seventy-five days prior to the 2003 Annual Meeting.

By Order of the Board of Directors.
Robert J. Grey
Secretary
March 21, 2002

Schedule A

Audit Committee Charter

The primary function of the Audit Committee is to assist PPL Corporation’s Board of Directors in the oversight of management’s responsibilities related to the internal control process and financial reporting of PPL Corporation and its subsidiaries (collectively, the “Company”).

MEMBERSHIP

The Audit Committee shall consist of at least three directors. The members of the Audit Committee shall be non-employees of the Company and shall not have any relationship with the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements of the New York Stock Exchange.

MEETINGS

The Committee shall hold a minimum of three regular meetings each year and at such other times as it may deem necessary or appropriate.

RESPONSIBILITIES

The principal responsibilities of the Audit Committee are to ensure that systems and procedures are in place to:

1.
Review the performance and audit results of the independent auditors. The independent auditor is ultimately accountable to the Audit Committee and the Board of Directors, which have the authority to select, evaluate and, where appropriate, replace the independent auditor, subject to ratification by the shareowners.

2.
Ensure that the independent auditor submits to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

3.
Engage the independent auditor in a dialogue with the Audit Committee with respect to any disclosed relationships, services or fees that may impact the objectivity and independence of the independent auditor and recommend that the Board of Directors take appropriate action in response to such information to satisfy itself of the auditor’s independence. The Audit Committee will rely on the accuracy of the information provided by the independent auditor as to the services provided and fees paid and will rely on the representations of management in connection with the Audit Committee’s consideration of the auditor’s independence.

4.
Oversee the annual and quarterly financial reporting process through discussions with management and the independent and internal auditors regarding the quality and acceptability of the application of accounting principles, unusual transactions, and the impact of proposed accounting rules, including a discussion of the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

5.	Determine the overall adequacy of the Company’s system of internal controls and processes, by reviewing audit plans and audit results with the independent and internal auditors.

6.	Review and evaluate the Company’s process for identifying, assessing and managing business risks and exposures.

7.	Review with the independent auditor the scope of the audit and plan for the independent auditor’s annual audit prior to its implementation.

8.	Review the Company’s program for compliance with applicable laws, regulations and standards of integrity.

9.	Investigate instances of deviation from established codes of conduct or procedures which may affect the propriety and accuracy of the books and records of the Company.

A-1

10.	Review the charter, audit strategy, audit plan, audit results, audit operations, and the overall effectiveness of the internal audit function.

11.	Concur in the appointment or removal by management of the Director-Corporate Audit Services.

12.
Review the process that the Company has in place to satisfy applicable Securities and Exchange Commission and New York Stock Exchange requirements, including preparation of the Report of the Audit Committee to be included in the Company’s Proxy Statement and submission in the Proxy Statement of the Committee Charter at least once every three years.

REVIEW OF COMMITTEE CHARTER

The Committee shall review and reassess the adequacy of this Charter on an annual basis and recommend any changes to the Board of Directors.

A-2

For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner information Line, or write to:

Manager—Investor Services
PPL Services Corporation
Two North Ninth Street (GENTW14)
Allentown, PA 18101
Shareowner Information Line: 800-345-3085
PPL, PPL Energy Supply, LLC, PPL Electric Utilities Corporation and PPL Montana, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2001 is available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

Whether you plan to attend the meeting or not, you may vote over the Internet, by telephone or by returning your Proxy. To ensure proper representation of your shares at the meeting, please follow the instructions at the website address on your Proxy or follow the instructions that you will be given after dialing the toll-free number on your Proxy. You may also mark, date, sign and mail the accompanying Proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

Admission Ticket
PPL Corporation Annual Meeting of Shareowners
10:00 a.m., April 26, 2002
Lehigh University’s Stabler Arena
Bethlehem, Pennsylvania

March 21, 2002

Dear Shareowner,

It is a pleasure to invite you to attend the 2002 Annual Meeting of Shareowners,which will be held at 10:00 a.m. on Friday, April 26, 2002, at Lehigh University’s Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem. (Please note that this is a change in time from past Annual Meetings.) For your convenience, a map showing our meeting location is printed on the outer mailing envelope of this package.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please detach and bring this admission ticket with you to the meeting. Please follow the instructions on the proxy card for voting over the Internet, by telephone or by detaching and returning your proxy. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sin	cerely,

Wi	lliam F. Hecht
Ch	airman, President and Chief Executive Officer

PPL Corporation proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2002.

William F. Hecht, John R. Biggar and Elmer D. Gates, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on April 26, 2002, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint William F. Hecht, John R. Biggar, and Elmer D. Gates, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #
CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (EST) on April 25, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
•	Follow the simple instructions the Voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ppl/ — QUICK EASY IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (EST) on April 25, 2002.
•	You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PPL Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of Directors:	01 Frederick M. Bernthal	02 John R. Biggar	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Appointment of Independent Accountants	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box  ☐
Indicate changes below: Date

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.